CONTACT:

Thomas Furr
Smart Online, Inc.
919-765-5000
tfurr@smartonline.com

AMI Partners the Leading Technology Analyst in New York Recognizes Smart Online as a Top Vendor in Software-as-Services Market

RESEARCH TRIANGLE PARK, N.C., April 19, 2005 — Smart Online® Inc. (OTC Bulletin Board: SOLN) announces AMI Partners has acknowledged the company as a top vendor in the in Small-to-Medium business Software-as-Services (SaS) market in their recent report written by Laurie McCabe, VP SMB Insights and Business Solutions titled “Software-as-Services: Moving On Demand To In Demand With SMBs”.

Ms. McCabe report further indicates, “Smart Online is leveraging their channel strategy by partnering with several banks and publishers, such as INC Magazine, Fast Company, BusinessWeek Magazine, JP Morgan, Union Bank of California and Bank One. On the back-end, Smart Online uses its open standards framework and distribution platform, OneBiz Conductor, to integrate its own online financial, legal, human resources, CRM and other applications with its partners’ online services. On the front-end, partners provide their SMB customers with integrated, tailored offerings via their OneBiz Conductor dashboard.”

About Smart Online

Smart Online Inc., www.smartonline.com, is one of the pioneers of Web-native applications and is the first vendor to offer a private label syndicated online business platform that enables Web delivery of critical applications and services for small-to-medium businesses. Smart Online led the industry by converting to Software-as-Service (SaS) Web delivery in 1999. Today, the company markets Web-based applications to customers via Smart Online’s Web site and by private labeling its syndicated software services for use on large corporate Web sites in the financial services, media, manufacturing and telco industries.

Further Information

For further information regarding risks and uncertainties associated with Smart Online’s business, please refer to the Risk Factors Section of Smart Online’s SEC filings, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2004, copies of which may be obtained on the website of the Securities and Exchange Commission. All information in this press release is as of April 19, 2005. Smart Online undertakes no duty to update any forward-looking statement or to conform the statement to actual results or changes in Smart Online’s expectations.

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